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                             AVIATION SALES COMPANY

                                     NOTICE

                          Dated                , 2001
                                       of

                EXCHANGE OFFER FOR AND CONSENT SOLICITATION WITH

                                   RESPECT TO

                             ALL OF ITS OUTSTANDING

                   8 1/8% SENIOR SUBORDINATED NOTES DUE 2008

 THE EXCHANGE  OFFER AND CONSENT  SOLICITATION WILL  EXPIRE AT 5:00  PM, NEW
  YORK CITY TIME ON          ,  2001, UNLESS EXTENDED OR EARLIER TERMINATED
  (SUCH DATE, AS THE SAME  MAY BE EXTENDED, THE "EXPIRATION DATE"). HOLDERS
   OF OLD NOTES MUST VALIDLY DELIVER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE
    THE EXCHANGE OFFER CONSIDERATION AND AUTOMATICALLY CONSENT TO THE PROPOSED AMENDMENTS TO THE INDENTURE AND WAIVER OF DEFAULTS UNDER
     THE  INDENTURE.  CONSENTS MAY  BE  REVOKED  AND  OLD  NOTES MAY  BE
      WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.



To:Brokers, Dealers, Commercial Banks,
Trust Companies and other Nominees:

   Enclosed for your consideration is material relating to the offer (the "Exchange Offer") and the solicitation of consents (the "Consent Solicitation") by Aviation Sales Company (the "Company") to exchange, at your election:

  (i) $303 in cash for each $1,000 principal amount of 8 1/8% senior subordinated notes due 2008 (the "Old Notes") tendered and accepted for exchange, up to an aggregate maximum of $10 million in cash for $33 million in principal amount of Old Notes; or


  (ii) $757.58 principal amount of 8% senior subordinated convertible PIK notes due 2006, (the "New Notes"), 34.12 post-reverse split shares of Company common stock and warrants to purchase 22.75 post- reverse split shares of Company common stock (at an exercise price of $5.16 per share) for each $1,000 principal amount of Old Notes tendered and accepted for exchange, as described in the Prospectus and Consent
       Solicitation dated           , 2001, (as it may be amended and
       supplemented from time to time the "Prospectus") under the caption "The Exchange Offer and Consent Solicitation--Terms of the exchange offer and consent solicitation."


   In addition, in conjunction with the Exchange Offer, the Company is also soliciting (the "Solicitation") consents (the "Consents") for certain proposed amendments (the "Proposed Amendments") to the Indenture dated as of February 17, 1998, among the Company, certain of its subsidiaries as guarantors and SunTrust Bank Central Florida, National Association, as Trustee (the "Indenture") and a waiver (the "Waiver") of the currently outstanding default arising as a result of the Company's failure to pay the interest due on August 15, 2001 and any other defaults under the Indenture. The Proposed Amendments and Waiver will be set forth in a supplemental indenture to the Indenture (the "Supplemental Indenture"), which will be executed and delivered by the Company, the Trustee and the other parties to the Indenture. If the Proposed Amendments become operative, all persons who continue to hold Old Notes thereafter will be subject to the provisions of the Indenture as amended by the Proposed Amendments (except that the extension of the grace period to pay interest and the waiver of any default to pay interest will not be effective against those holders of Old Notes not consenting to that amendment or waiver).

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   By exchanging Old Notes, you will automatically consent to the Proposed
Amendments to, and Waiver under, the Indenture governing the Old Notes. A Holder may not Consent to the Proposed Amendments and Waiver without exchanging the Old Notes related thereto.


   If more than $33 million principal amount of Old Notes are exchanged for cash, every additional $1,000 principal amount of Old Notes tendered will be exchanged for the combination of $757.58 principal amount of New Notes, 34.12 post-reverse split shares of Company common stock and warrants to purchase
22.75 post-reverse split shares of Company common stock (at an exercise price of $5.16 per share). The Company will distribute the $10 million in cash so that everyone who exchanges Old Notes for cash will receive cash, New Notes, common stock and warrants in the same proportion as everyone else who exchanges Old Notes for cash.


   If more than $132 million in principal amount of Old Notes are tendered for New Notes, common stock and warrants, every additional $1,000 principal amount of Old Notes tendered will be exchanged for $303 in cash. The Company will distribute the New Notes, common stock and warrants so that everyone who tenders under this option will receive New Notes, common stock, warrants and cash in the same proportion as everyone else who tenders Old Notes under this option.


   For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

  1. Prospectus dated       , 2001.


  2. A Consent and Letter of Transmittal for your use and for the information of your clients in accepting the Exchange Offer and Consent
     Solicitation. The Consent and Letter of Transmittal will enable your clients to exchange all Old Notes that they own and thereby automatically deliver the related Consents.

  3. A printed form of letter, including a Letter of Instructions, which may be sent to your clients for whose accounts you hold Old Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer and Consent Solicitation.

  4. A Notice of Guaranteed Delivery for each of the Old Notes to be used to accept the Exchange Offer and Consent Solicitation if the Old Notes and
     all other required documents cannot be delivered to              (the
     "Exchange Agent") by the Expiration Date.

  5. Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9, providing information relating to backup United States federal income tax withholding together with a Substitute Form W-8 for non-U.S. holders of Old Notes.

   DTC participants will be able to execute exchanges through the DTC Automated Tender Offer Program ("ATOP").

   In all cases, payment of the exchange offer consideration for Old Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates evidencing such Old Notes (or a confirmation of book-entry transfer of such Old Notes to the Exchange Agent's account at DTC), a Consent and Letter of Transmittal (or a signed facsimile thereof) properly completed and duly executed (whether through DTC's ATOP procedure or otherwise), and any other required documents in accordance with the instructions contained in the Consent and Letter of Transmittal.

   The Company will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominees (other than the Exchange Agent, and the Dealer Manager, as described in the Prospectus) in connection with the Solicitation for the exchange of Old Notes and Consents pursuant to the Exchange Offer and Consent Solicitation. However, the Company will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all transfer taxes to purchase and transfer the Old Notes pursuant to the Exchange Offer, except as provided in Instruction 9 of the Consent and Letter of Transmittal.

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   We urge you to contact your clients as promptly as possible in order to obtain their instructions.

   Any inquiries you may have with respect to the Exchange Offer and Consent Solicitation should be addressed to HSBC Bank USA, the Exchange Agent at the telephone number and address set forth on the back page of the Consent and Letter of Transmittal. Additional copies of the enclosed materials may be obtained from us or the Exchange Agent.


                                          Very truly yours,

                                          AVIATION SALES COMPANY

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS THE AGENT OF THE COMPANY, THE DEALER MANAGER, OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN AND THEREIN

   IMPORTANT: The Consent and Letter of Transmittal (or a facsimile), together with Old Notes and all other required documents must be received by the Exchange Agent on or before the Expiration Date in order for holders to receive cash and New Notes in the Exchange Offer.

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